Exhibit (a)(1)(i)

Offer to Purchase

OSPREY BITCOIN TRUST

1241 POST ROAD, 2ND FLOOR

FAIRFIELD, CONNECTICUT 06824

OFFER TO PURCHASE for cash UP TO 20% or 1,668,107 OUTSTANDING

Common units of fractional undivided BenEficial INTEREST AT NET ASSET VALUE minus fees payable to the sponsor

DATED January 11, 2024

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY

ON FRIDAY, February 9, 2024, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED Or EARLIER terminated (such date and time, as they may be extended, the “expiration date”)

If you do not want to sell your Units at this time, please disregard this offer to purchase referred to below.

To the Investors of Osprey Bitcoin Trust:

Osprey Bitcoin Trust, a Delaware statutory trust (the “Trust” or “we”), is offering to purchase on the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letter of Transmittal, the “Offer”) up to 20% or 1,668,107 outstanding Units (the “Offer Amount”) pursuant to tenders by investors at a purchase price equal to their net asset value (“NAV”), less applicable fees payable to the Sponsor (as defined below) (such purchase price, the “Purchase Price”), as of the close of business on February 14, 2024 (such date, as may be extended, the “Valuation Date”). As used in this Offer, the term “Unit,” or “Units,” as the context requires, shall refer to the common units of fractional undivided beneficial interest in the Trust and portions thereof representing beneficial interest in the Trust, and “you” shall refer to investors in the Trust. If the Trust elects to extend the tender period for any reason beyond February 14, 2024, for the purpose of determining the Purchase Price for tendered Units, the NAV of such Units will be determined at the close of business on the third (3rd) Business Day (as defined below) after the date on which the tender offer actually expires. The Trust reserves the right to adjust the date on which the NAV of the Units will be determined to correspond with any extension of the Offer, provided that any such extension of the Offer and any such corresponding adjustment to the Valuation Date, as applicable, will be announced via press release as promptly as practicable after such determination has been made and not later than 9:00 a.m., New York City time, on the first (1st) Business Day after the previously scheduled Expiration Date. This Offer is being made to all investors of the Trust and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are quoted on the OTC Market Group’s OTCQX® Best Marketplace (“OTCQX”) under the ticker symbol, “OBTC.” They are not traded on any national exchange.

Investors should realize that the NAV of the Trust (and therefore the NAV of the Units held by each investor) likely will change between January 10, 2024 (the most recent date as of which NAV is available) and February 14, 2024, when the NAV of the Units tendered to the Trust will be determined for purposes of calculating the Purchase Price of such Units. Tendering investors should also note that although the tender offer expires on February 9, 2024, they remain investors in the Trust until February 14, 2024, when the NAV of their Units is calculated. The Trust’s NAV is calculated on each Business Day and is equal to the aggregate value of the Trust’s assets less its liabilities (which include accrued but unpaid fees and expenses, both estimated and finally determined), based on the fair market value price for Bitcoin, reflecting the execution price of Bitcoin on its principal market as determined by Lukka Inc., an independent third party digital asset data company. The Trust calculates NAV per Unit of the Trust daily, which equals the NAV of the Trust divided by the number of outstanding Units. The Sponsor calculates the Trust’s NAV per Unit as of 4:00 p.m., New York City time on each day that the New York Stock Exchange is open for trading (each, a “Business Day”), and publishes the NAV per Unit on the Trust’s website (www.ospreyfunds.io) shortly thereafter. Any tendering investors that wish to obtain the most current NAV of their Units on this basis should refer to www.ospreyfunds.io. This website address, however, is not intended to function as a hyperlink, and the information contained on or accessible through such website is not incorporated by reference in this Offer to Purchase and does not form part of the Offer.

Investors desiring to tender their Units in the Trust in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal (returning the form at the end of the Letter of Transmittal will suffice) and mail or fax it to the Trust’s transfer agent and the depositary for the Offer, Continental Stock Transfer and Trust Company (“CSTT”), in the manner set forth below. Investors holding Units in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Units. Investors who wish to tender their Units but cannot comply with the procedures for book-entry transfer by the Expiration Date or other required documents cannot be delivered by the Expiration Date may be able to still tender their Units if they comply with the guaranteed delivery procedures described in Section 4.

IMPORTANT

Neither the Trust, nor Osprey Funds, LLC, a Delaware limited liability company and the sponsor of the Trust (the “Sponsor”), nor any of the executive officers of the Sponsor, nor Morrow Sodali LLC (the “Information Agent”) nor CSTT makes any recommendation to any investor as to whether to tender or refrain from tendering Units. Investors must make their own decisions whether to tender Units, and, if so, the portion of their Units to tender.

Because each investor’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Trust as to whether investors should tender Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Trust.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document, the Letter of Transmittal or any related documents. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Information Agent.

The Information Agent for the Offer is:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: OBTC.info@investor.morrowsodali.com

TABLE OF CONTENTS

1.	Background and Purpose of the Offer	6

2.	Offer to Purchase and Price	6

3.	Amount of Tender	7

4.	Procedure for Tenders	7

5.	Withdrawal Rights	9

6.	Purchases and Payment	9

7.	Certain Conditions of the Offer	10

8.	Certain Information About the Trust	11

9.	Interests of Executive Officers of the Sponsor	13

10.	Certain U.S. Federal Income Tax Consequences	13

11.	Disclosure Provisions	14

12.	Fees and Expenses	14

13.	Miscellaneous	14

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Summary Term Sheet

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

●	Who is offering to purchase my securities?

The issuer of the Units, Osprey Bitcoin Trust (the “Trust”), a Delaware statutory trust, is offering to purchase your securities.

●	What and how many securities is the Trust offering to purchase? (See Section 2, “Offer to Purchase and Price” and Section 3, “Amount of Tender”)

We will buy up to 20% or 1,668,107 (the “Offer Amount”) of our outstanding common units of fractional undivided beneficial interest (“Units”). If the number of Units properly tendered and not properly withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, we will, upon the terms and subject to the conditions of the Offer, purchase all Units tendered. If more Units than the Offer Amount are properly tendered and not properly withdrawn prior to the date the Offer expires, we will purchase the Offer Amount on a pro rata basis, with appropriate adjustment to avoid purchases of fractional Units. You may tender all of your Units or a portion of your Units, but you cannot be assured that all of your tendered Units will be repurchased.

●	How much and in what form will the Trust pay me for my Units? (See Section 2, “Offer to Purchase and Price”)

We will pay cash for Units purchased pursuant to the Offer at their net asset value, or “NAV” (that is, the value of the Trust’s assets minus its liabilities, multiplied by the proportionate interest in the Trust you desire to sell), less applicable fees payable to Osprey Funds, LLC, the sponsor of the Trust (the “Sponsor”) (such purchase price, the “Purchase Price”). The Purchase Price will be calculated as of the close of business on February 14, 2024 (such date, as it may be extended, the “Valuation Date”). As of January 10, 2024, the Trust’s NAV was $15.20 per Unit. Of course, the NAV can change every Business Day. You can obtain current NAV quotations on the Trust’s website (www.ospreyfunds.io). This website address, however, is not intended to function as a hyperlink, and the information contained on or accessible through such website is not incorporated by reference in this Offer to Purchase and does not form part of the Offer.

●	What is the purpose of the Offer? (See Section 1, “Background and Purpose of the Offer”)

The purpose of the Offer is to provide liquidity to investors who hold Units. The Sponsor has the discretion to determine whether the Trust will repurchase Units from investors from time to time pursuant to written tenders. Because Units of the Trust have traded at an average discount to NAV of 25% over the past year, and because of the limited liquidity on the OTCQX, the Sponsor has determined, after consideration of these and various additional matters, that the Offer is in the best interests of investors of the Trust to allow for a redemption of up to 20% or 1,668,107 outstanding Units.

●	When does the Offer expire? (See Section 2, “Offer to Purchase and Price”)

This Offer will remain open until the end of the day on February 9, 2024, at 12:00 midnight, New York City time, unless extended or earlier terminated in accordance with the terms and subject to the conditions of the Offer, subject to applicable law (such date and time, as they may be extended, the “Expiration Date”).

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●	Can the Offer be extended, amended or terminated, and if so, under what circumstances? (See Section 5, “Withdrawal Rights” and Section 7, “Certain Conditions of the Offer”)

Please note that just as you have the right to withdraw your Units, we have the right, subject to the conditions described in Section 7, to extend, amend or terminate this Offer at any time before the end of the day on the Expiration Date. Also realize that although the Offer expires on February 9, 2024, tendering investors remain investors in the Trust until February 14, 2024, when the NAV of their Units is calculated. If we extend the Offer, you may withdraw your Units until the Expiration Date, as extended.

If we extend the Expiration Date for the Offer, we will delay the acceptance of any Units that have been tendered. If we extend the Offer, for the purpose of determining the Purchase Price for tendered Units, the NAV of such Units will be determined at the close of business on the first (1st) Business Day after the date on which the tender offer actually expires. We can also terminate the Offer under certain circumstances, as provided in Section 7 of this Offer to Purchase, and subject to applicable law.

●	How will I be notified if you extend the Offer or amend the terms of the Offer? (See Section 7, “Certain Conditions of the Offer”)

If we extend the Offer, we will make a public announcement via press release of such extension and corresponding adjustment to the Valuation Date as promptly as practicable after such determination has been made and not later than 9:00 a.m., New York City time, on the first (1st) Business Day after the previously scheduled Expiration Date. We will announce any amendment to the terms of the Offer by making a public announcement via press release and filing with the SEC a corresponding amendment to our Issuer Tender Offer Statement on Schedule TO.

●	Will I have to pay any fees or commissions on Units I tender? (See Section 2, “Offer to Purchase and Price” and Section 6, “Purchases and Payment”)

The Trust will impose a fee of two (2) percent of NAV on repurchases of Units in the Trust, which fee will be payable to the Sponsor in part to offset expenses incurred administering the Offer, including processing of tender forms, effecting payment, postage and handling.

●	Does the Trust have the financial resources to pay me for my Units, and when will I be paid? (See Section 6, “Purchases and Payment”)

If the Trust repurchased the total Offer Amount at their NAV of $15.20 per Unit as of January 10, 2024, the cost of reimbursing the tendering investors would be approximately $25,356,076. Repurchases of Units by the Trust will be paid as promptly as practicable after the applicable Valuation Date and the guaranteed delivery period.

The Trust intends to sell Bitcoin to pay for Units tendered. The Trust expects that full payment of the amounts tendered will be made promptly following the applicable Valuation Date.

●	Are there any conditions to the Offer? (See Section 7, “Certain Conditions of the Offer”)

Yes. Our obligation to accept for payment and pay for your tendered Units depends upon a number of conditions that must be satisfied in the Sponsor’s reasonable judgement or waived on or prior to the Expiration Date, including, but not limited to:

●	The Trust will be able to sell Bitcoin in an orderly manner in light of existing market conditions and such liquidation would not have an adverse effect on the NAV of the Trust to the detriment of non-tendering unitholders;
●	No legal action or proceeding instituted or threatened that challenges the Offer or otherwise would have a material adverse effect on the Trust;
●	No declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Trust;

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●	No limitation imposed by federal or state authorities on the extension of credit by lending institutions;
●	No suspension of trading by any dealer the Trust uses as a counterparty for Bitcoin purchases and sales;
●	No commencement of war, armed hostilities or other international or national calamity directly or indirectly the United States that is reasonably likely to materially and adversely affect the Trust, the Units or the Trust’s ability to complete the Offer;
●	No other event or condition that would have a material adverse effect on the Trust or its investors if Units tendered pursuant to the Offer were purchased;
●	Effecting the transaction would not constitute a breach of the Sponsor’s fiduciary duty owed to the Trust or unitholders;
●	The Sponsor shall not have determined to liquidate the Trust after due consideration of the amount of Units being tendered in the Offer, the amount of Units that would remain in the Trust if the Offer were completed, the ability of the Sponsor to continue to manage effectively the Trust’s portfolio, and the projected aggregate expense ratio of the Trust following consummation of the Offer.

Our Offer is not conditioned on any minimum amount of Units being tendered and is not subject to a financing condition.

●	How do I tender my Units? (See Section 4, “Procedure for Tenders”)

If you desire to tender all or part of your Units, you must do one of the following prior to the Expiration Date:

1.	(a) if you hold book-entry Units registered in your own name with CSTT, our transfer agent and share registrar (such holder, a “registered unitholder”), you must complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to CSTT at one of its addresses shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer; or

(b) if you are an institution participating in The Depository Trust Company (“DTC,” and such institution, a “DTC participant”) and desire to tender Units held in book-entry form through the facilities of DTC, you must tender all such Units you desire to tender through DTC. You must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to CSTT for its acceptance. An “agent’s message” is a message transmitted by DTC, received by CSTT and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to CSTT a duly executed Letter of Transmittal.

A tender will be deemed to have been received only when CSTT receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (I) either a duly completed agent’s message through the facilities of DTC at CSTT’S DTC account or a properly completed Letter of Transmittal, and (II) confirmation of book-entry transfer of the Units into CSTT’s applicable DTC account; or

2.	if you have Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those Units and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have a deadline prior to the Expiration Time for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

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●	Until what time can I withdraw tendered Units, and how can I do so? (See Section 5, “Withdrawal Rights”)

Our Offer remains open to you until the end of the day on the Expiration Date. Until this time, you have the right to change your mind and withdraw your Units from consideration for purchase. In addition, after the Offer expires, you may withdraw your tendered Units if the Trust has not yet accepted your tendered Units for payment by March 11, 2024.

If you desire to withdraw tendered Units, you should either:

●	Give proper written notice to CSTT; OR

●	If your Units are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm or other entity to withdraw your tendered Units.

●	Following the Offer, will the Trust continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Trust to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also do not expect the Offer to cause our common stock to cease to be quoted on the OTCQX. As of January 10, 2024, we had approximately 8,500 holders of record of Units based on information provided by our transfer agent and by DTC.

●	Whom should I contact with questions about the Offer?

The Information Agent can help answer your questions. The information agent is Morrow Sodali LLC and the contact information is set out below:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: OBTC.info@investor.morrowsodali.com

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THE OFFER

1. Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to investors who hold Units. The Sponsor has the discretion to determine whether the Trust will repurchase Units from investors from time to time pursuant to written tenders. Because Units of the Trust have traded at an average discount to NAV of 25% over the past year, and because of the limited liquidity on the OTCQX, the Sponsor has determined, after consideration of these and various additional matters, that the Offer is in the best interests of investors of the Trust to allow for a redemption of up to 20% or 1,668,107 outstanding Units.

The purchase of Units pursuant to the Offer will have the effect of decreasing the size of the Trust and increasing the proportionate interest in the Trust of investors, if any, who do not tender Units and who do not otherwise sell their Units. A reduction in the aggregate assets of the Trust may result in investors who do not tender Units and who do not otherwise sell their Units bearing higher costs to the extent that certain expenses borne by the Trust are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made from time to time; however, the Trust is not currently offering additional Units to investors, and will not do so during the Offer. The Trust may accept additional subscriptions in the future, if market conditions are favorable for such subscriptions, and as permitted by applicable law.

The Offer may be terminated in the event that the Sponsor determines, in its reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any deliberate action or inaction by the Sponsor or the Trust), to liquidate the Trust after due consideration of the amount of Units being tendered in the Offer, the amount of Units that would remain in the Trust if the Offer were completed, and other factors considered by the Sponsor as enumerated in Section 7.

Units that are tendered to the Trust in connection with this Offer will be retired, although the Trust may issue new Units from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Trust is not currently offering additional Units to investors, and it will not do so during the Offer, although the Trust may accept additional subscriptions in the future, if market conditions are favorable for such subscriptions, and as permitted by applicable law.

2.  Offer to Purchase and Price. The Trust will purchase, upon the terms and subject to the conditions of the Offer, up to 20% or 1,668,107 outstanding Units that are properly tendered by and not properly withdrawn (in accordance with Section 5 below) before the end of the day on the Expiration Date. The Purchase Price of a Unit tendered will be its NAV as of the close of business on the Valuation Date or, if the Trust elects to extend the tender period beyond the initial Valuation Date, the Purchase Price of a Unit tendered will be its NAV as of the close of business on the third (3rd) Business Day after the date on which the tender offer actually expires, payable as set forth in Section 6, in each case minus a two (2) percent fee payable to the Sponsor. The Trust reserves the right to adjust the date on which the NAV of Units will be determined to correspond with any extension of the Offer, provided that any such extension of the Offer and any such corresponding adjustment to the Valuation Date, as applicable, will be announced via press release as promptly as practicable after such determination has been made and not later than 9:00 a.m., New York City time, on the first (1st) Business Day after the previously scheduled Expiration Date. The Trust reserves the right to extend, amend or terminate the Offer as described in Sections 3 and 7 below.

The aggregate NAV of the Trust, as of January 10, 2024, was $126,780,381. The Trust determines its NAV at least daily and may determine its NAV more frequently. Investors may obtain the most current information regarding the NAV of their Units by visiting www.ospreyfunds.io. This website address, however, is not intended to function as a hyperlink, and the information contained on or accessible through such website is not incorporated by reference in this Offer to Purchase and does not form part of the Offer. Of course, the aggregate NAV of the Trust (and therefore the NAV of the Units held by each investor) likely will change between January 10, 2024 and the Valuation Date, when the value of the Units tendered by investors will be determined for purposes of calculating the Purchase Price of such Units and the time that investors will cease to be investors in the Trust.

As of the close of business on January 10, 2024, the Trust held approximately $126,922,290 in Bitcoin, cash and other assets.

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3. Amount of Tender. Subject to the limitations set forth below, investors may tender their entire holdings or a portion of their holdings. The Offer is being made to all investors of the Trust and is not conditioned on any minimum amount of Units being tendered.

If the amount of the Units that are properly tendered pursuant to the Offer and not properly withdrawn pursuant to Section 5 below is less than or equal to 20% or 1,668,107 Units (or such greater amount as the Trust may elect to purchase pursuant to the Offer), the Trust will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Trust elects to terminate or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than 20% or 1,668,107 Units are duly tendered to the Trust before the expiration of the Offer and not properly withdrawn pursuant to Section 5 below, the Trust will accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate NAV of tendered Units. The Offer may be extended, amended or terminated in various other circumstances described in Section 7 below. The Sponsor does not hold Units, however, an affiliate, Anax Trading, LLC, holds 2,932,321 Units. Anax Trading, LLC has indicated that it does not intend to participate in the Offer.

4.  Procedure for Tenders.

Valid Tender. If you desire to tender all or any portion of your Units, you must either:

(1) (a) if you are a registered unitholder, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to CSTT, at one of its addresses shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer, or

(b) if you are a DTC participant and desire to tender Units held in book-entry form through the facilities of DTC, all of the Units must be tendered through DTC. You must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message to CSTT for its acceptance. An “agent’s message” is a message transmitted by DTC, received by CSTT and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to CSTT a duly executed Letter of Transmittal.

A tender will be deemed to have been received only when CSTT receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (a) either a duly completed agent’s message through the facilities of DTC at CSTT’s DTC account or a properly completed Letter of Transmittal, and (b) confirmation of book-entry transfer of the Units into CSTT’s applicable DTC account; or

(2) if you have Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Units are owned in “street name,” you must contact the nominee if you desire to tender those Units and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you.

The valid tender of Units by you via one of the procedures described in this Section 4 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We urge investors who hold Units through brokers, dealers, commercial banks, trust companies or other nominees to consult their respective brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Units through such brokers, dealers, commercial banks, trust companies or other nominees and not directly to CSTT.

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The Units may be tendered and accepted only in whole Units. No alternative, conditional or contingent tenders will be accepted.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

(i)	the Letter of Transmittal is signed by a registered holder, or a participant in DTC whose name appears on a security position listing as the owner of the Units, and such holder or DTC participant has not completed either of the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” within the Letter of Transmittal; or

(ii)	the Units are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

The Company will make payment for Units tendered and accepted for purchase in the Offer only after CSTT timely receives (i) as to DTC participants, a timely confirmation of the book-entry transfer of the shares into CSTT’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal, or (ii) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal.

Guaranteed Delivery Procedure.

If you wish to tender Units under the Offer and your book-entry Units are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach CSTT prior to the Expiration Time, your tender may be effected if all the following conditions are met:

(i)	your tender is made by or through an eligible institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by CSTT, as provided below, prior to the Expiration Time; and

(iii)	CSTT receives, at the address set forth on the back cover of this Offer to Purchase and within the period of two (2) Business Days after the date of execution of that Notice of Guaranteed Delivery, a Letter of Transmittal, which has been properly completed and duly executed and includes either: (i) as to a registered shareholder, a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and all other required documents; or (ii) as to a DTC participant, a book-entry confirmation evidencing all tendered Units, in proper form for transfer, in each case together with the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees (or an agent’s message), and any other documents required by the Letter of Transmittal.

Notice of Guaranteed Delivery must be delivered to CSTT by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

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Book-Entry Delivery. We have been informed by CSTT that none of our Units are certificated.

As to registered shareholders, a shareholder should deliver a completed and signed Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to CSTT, at one of its addresses shown on the Letter of Transmittal. Such shareholder should also validly complete IRS Form W-9 or appropriate IRS Form W-8, as applicable, included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer.

As to DTC participants, CSTT will establish an account with respect to the Units for purposes of the Offer at DTC within two (2) Business Days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Units by causing DTC to transfer Units into CSTT’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Units into CSTT’s account at DTC, such deposit must be accompanied by a message that has been transmitted to CSTT through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by CSTT at its address set forth on the back page of this Offer to Purchase before the Expiration Time.

Method of Delivery. The method of delivery of book-entry Units, either through the Letter of Transmittal and all other required documents for registered shareholders, or through the DTC for DTC participants, is at the election and risk of the tendering shareholder. If you plan to make delivery of Letter of Transmittal by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

5.  Withdrawal Rights. Any investor tendering Units pursuant to this Offer may withdraw its tender (a) at any time on or before the applicable Expiration Date and (b) at any time after March 11, 2024, if Units have not then been accepted by the Trust. To be effective, any notice of withdrawal must be timely received by CSTT at the address or fax numbers set forth on the back cover of this Offer to Purchase. Such receipt should be confirmed by the investor in accordance with the procedures set out in Section 4 above. A form to use to give notice of withdrawal is available by calling the Information Agent at the phone number indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Trust, in its sole discretion, and such determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may again be tendered prior to the Expiration Date by following the procedures described in Section 4. You are responsible for confirming that any notice of withdrawal is received by CSTT. If you fail to confirm receipt of a notice of withdrawal by CSTT, there can be no assurance that any withdrawal you may make will be honored by the Trust.

If you hold Units through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

If Units have been delivered in accordance with the procedures for book-entry transfer described in Section 4, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn shares and otherwise comply with the DTC’s procedures.

6.  Purchases and Payment. For purposes of the Offer, the Trust will be deemed to have accepted (and, thereby, to have agreed to purchase) Units that are tendered as, if and when it gives written notice to the tendering investor of its election to purchase such Unit. As stated in Section 2 above, the Purchase Price of a Unit tendered by any investor will be the NAV thereof as of the close of business on the Valuation Date. If the Trust elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the Purchase Price for tendered Units, the NAV of such Units will be determined at the close of business on the third (3rd) Business Day after the date on which the tender offer actually expires. The Trust reserves the right to adjust the date on which the NAV of the Units will be determined to correspond with any extension of the Offer, provided that any such extension of the Offer and any such corresponding adjustment to the Valuation Date, as applicable, will be announced via press release as promptly as practicable after such determination has been made and not later than 9:00 a.m., New York City time, on the first (1st) Business Day after the previously scheduled Expiration Date.

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Investors may tender all or some of their Units. In either case, repurchases of Units by the Trust will be paid as promptly as practicable after the applicable Valuation Date.

Upon the terms and subject to the conditions of the Offer, the Trust will accept for payment and pay Purchase Price for all of the Units accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of proration, but only after timely receipt by CSTT of:

●	as to a DTC participant, (a) either a duly completed agent’s message through the facilities of DTC at CSTT’s DTC account or a properly completed Letter of Transmittal, and (b) confirmation of book-entry transfer of the Units into CSTT’s applicable DTC account; or as to a registered shareholder, a properly completed and duly executed Letter of Transmittal; and

●	any other required documents by the Letter of Transmittal.

The Trust will deposit the amounts payable in separate accounts with CSTT. All cash payments described above (the “Cash Payments”) will be made by check or wire transfer, either directly to the brokerage firm of record or, if not held at a brokerage firm, directly to the physical address or the account, as applicable, designated by the tendering investor.

In the event of proration, we will determine the proration factor and pay for those tendered Units accepted for payment promptly after the Expiration Time. Units tendered and not purchased, including Units not purchased due to proration, will stay at the registered shareholder’s book-entry account at our transfer agent, or, in the case of Units tendered by book-entry transfer through the facilities of DTC, will be credited to the appropriate account maintained by relevant DTC participants at the DTC, in each case without expense to the shareholder.

The Trust will seek to obtain cash in the aggregate amount necessary to pay the Purchase Price for Units acquired pursuant to the Offer from the sale of Bitcoin. There can be no assurances, however, that there will not be delays in the making of any of the Cash Payments provided for above. This may occur, among other reasons, during periods of financial market stress or if the Trust, after reasonable and diligent effort, is otherwise unable to dispose of Bitcoin.

The Trust will impose a fee of two (2) percent of NAV on repurchases of Units in the Trust, which fee will be payable to the Sponsor in part to offset expenses incurred administering the Offer, including processing of tender forms, effecting payment, postage and handling.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Units pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Units purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Units are to be registered in the name of, any person other than the registered unitholder, or if tendered book-entry Units are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

7.  Certain Conditions of the Offer. The Trust reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by promptly notifying investors of such extension. If the Trust elects to extend the tender period for any reason beyond the Valuation Date, for the purpose of determining the Purchase Price for tendered Units, the NAV of such Units will be determined at the close of business on the third (3rd) Business Day after the date on which the tender offer actually expires. The Trust reserves the right to adjust the date on which the NAV of the Units will be determined to correspond with any extension of the Offer, provided that any such extension of the Offer and any such corresponding adjustment to the Valuation Date, as applicable, will be announced via press release as promptly as practicable after such determination has been made and not later than 9:00 a.m., New York City time, on the first (1st) Business Day after the previously scheduled Expiration Date. During any such extension, all Units previously tendered and not properly withdrawn will remain subject to the Offer. The Trust also reserves the right, in its reasonable discretion, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to terminate the Offer in the circumstances set forth in the following paragraph and in the event of such termination, not to purchase or pay for any Units tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Units. If the Trust decides to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above, and in the event that the Trust decides to terminate, amend or postpone the Offer for any reason, it will promptly notify investors.

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The Trust may terminate the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer, in each case with prompt notice to investors, if in the Sponsor’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any deliberate action or inaction by the Sponsor or the Trust), any of the following have occurred: (a) the Trust would not be able to sell Bitcoin in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Trust to the detriment of the non-tendering unitholders; (b) there is any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Trust, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Trust, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading by any dealer the Trust uses as a counterparty for Bitcoin purchases and sales, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is reasonably likely to materially and adversely affect the Trust, the Units or the Trust’s ability to complete the Offer, or (vi) other event or condition that would have a material adverse effect on the Trust or its investors if Units tendered pursuant to the Offer were purchased; (c) the Sponsor determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owned to the Trust or unitholders; or (d) the Sponsor determines to liquidate the Trust after due consideration of the amount of Units being tendered in the Offer, the amount of Units that would remain in the Trust if the Offer were completed, the ability of the Sponsor to continue to manage effectively the Trust’s portfolio, and the projected aggregate expense ratio of the Trust following consummation of the Offer. However, there can be no assurance that the Trust will exercise its right to extend, amend or terminate the Offer or to postpone acceptance of tenders pursuant to the Offer. If conditions qualifying as war or armed hostilities as expressed in Section 7(b)(v) above occur (and, at present, the Trust does not believe these conditions exist), and the Sponsor waives the Trust’s rights under this Section 7, they will determine whether such waiver constitutes a material change to the Offer. If they determine that it does, the Offer will remain open for at least five (5) Business Days following the waiver and investors will be notified of this occurrence.

8. Certain Information About the Trust. The Trust is organized as a Delaware statutory trust, formed on January 3, 2019, which commenced operations on January 22, 2019. In general, the Trust holds Bitcoin and, from time to time, issues Units in exchange for Bitcoin. The investment objective of the Trust is for the Units to track the price of Bitcoin, less liabilities and expenses of the Trust. The Units are designed as a convenient and cost-effective method for investors to gain investment exposure to Bitcoin, similar to a direct investment in Bitcoin. The Sponsor is responsible for the day-to-day administration of the Trust pursuant to provisions of the Second Amended and Restated Declaration of Trust and Trust Agreement dated November 1, 2020, as amended by the Amendment to the Trust Agreement dated April 15, 2022. Coinbase Custody Trust Company, LLC is the digital asset custodian of the Trust and is responsible for safeguarding the Bitcoin held by the Trust.

The principal executive office of the Trust and the Sponsor is located at 1241 Post Road, 2nd Floor, Fairfield, Connecticut 06824 and the telephone number is (914) 214-4697. The officers of the Sponsor are: Gregory D. King and Robert Rokose. Their address is c/o Osprey Funds, LLC, 1241 Post Road, Street, 2nd Floor, Fairfield, Connecticut 06824.

None of the Sponsor, its officers or affiliates intend to participate in the Offer.

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The Trust is subject to the informational filing requirements of the Exchange Act, which obligates it to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), the Trust has also filed with the SEC the Schedule TO, which includes additional information relating to the Offer. These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Units are distributed by the Sponsor through sales in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506(c) thereunder; there are no current offerings of Units at this time.

The Trust’s Units have been quoted on OTC Markets since February 12, 2021, and on OTCQX since February 26, 2021, under the symbol “OBTC”. The price of the Units as quoted on OTCQX (and OTC Markets) has varied significantly from the NAV per Unit. From February 12, 2021 to December 31, 2023, the maximum premium of the closing price of the Units quoted on OTCQX (and OTC Markets) over the value of the Trust’s NAV per Unit was approximately 240% and the average daily discount since the Units were first traded on OTC Markets on February 12, 2021 was approximately 14%. As of December 31, 2023, the Trust’s Units were quoted on OTCQX at a discount of approximately 10% to the Trust’s NAV per Unit.

The following table sets out the range of high and low closing prices for the Units as reported by OTCQX for each quarter during the past two years:

	High	Low
Three months ended December 31, 2021	$19.09	$12.62
Three months ended March 31, 2022	$12.89	$9.40
Three months ended June 30, 2022	$12.30	$5.05
Three months ended September 30, 2022	$6.65	$4.85
Three months ended December 31, 2022	$5.04	$3.00
Three months ended March 31, 2023	$6.43	$3.30
Three months ended June 30, 2023	$7.02	$4.98
Three months ended September 30, 2023	$7.79	$6.27
Three months ended December 31, 2023	$12.90	$6.95

The Trust does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units (although the Trust retains the right, which it does not currently intend to act on, to accept subscriptions for Units from time to time in the discretion of the Trust consistent with applicable law); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust; (c) any material change in the present distribution policy or indebtedness or capitalization of the Trust; (d) any change in the identity of the Sponsor of the Trust, or in the management of the Trust Sponsor; (e) a sale or transfer of a material amount of assets of the Trust (other than as the Sponsor determine may be necessary or appropriate to fund any portion of the Purchase Price for Units acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Trust); (f) any other material change in the Trust’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy; or (g) any changes in Trust Agreement or other actions that may impede the acquisition of control of the Trust by any person.

Rule 13e-4(f) under the Exchange Act prohibits the Trust and its affiliates from purchasing any Units, other than in the Offer, until at least ten (10) Business Days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten (10) Business Days have elapsed under the Expiration Date. Beginning on the eleventh (11th) Business Day after the Expiration Date, the Trust, at the discretion of its Sponsor, may purchase Units from time to time, including in private transactions with affiliates, and it may consider future limited periodic redemptions of Units in compliance with applicable law. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling unitholders in those transactions than the terms of the Offer. The Sponsor currently contemplates, but has not definitively determined, to cause the Trust on or after the eleventh (11th) Business Day after the Expiration Date to negotiate an agreement or agreement(s) to repurchase Units held by its affiliates under similar terms as the Offer. The Sponsor believes that a single, or series of, private transactions to repurchase Units held by affiliates would be in the best interest of the Trust to mitigate against the possibility that the Offer will be oversubscribed and subject to proration.

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During the past sixty (60) days, there were no transactions involving Units that were effected by the Trust, the Sponsor, or any person controlling, or under common control with, the Trust or the Sponsor.

9. Interests of Executive Officers of the Sponsor.

As of January 10, 2024, there were 8,340,536 Units issued and outstanding. The maximum number of Units we are accepting in the Offer, 1,668,107, represents approximately 20% of our issued and outstanding Units as of January 10, 2024.

The Trust does not have any directors, officers or employees. Under the Trust Agreement, all management functions of the Trust have been delegated to and are conducted by the Sponsor, its agents and its affiliates. As officers of the Sponsor, Gregory D. King, Chief Executive Officer of the Sponsor, and Robert Rokose, Chief Financial Officer of the Sponsor, serve as the principal executive officer and principal financial officer, respectively, of the Trust. The following table sets forth information relating to the beneficial ownership of our Units by Messrs. King and Rokose, as determined in accordance with Rule 13d-3 of the Exchange Act, as of January 10, 2024, based on a total number of Units outstanding as of such date.

Unless otherwise indicated, the business address of each of the persons named in the table below is: c/o Osprey Funds, LLC, 1241 Post Road, 2nd Floor, Fairfield, CT 06824.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Beneficial Ownership

Executive Officers of the Sponsor: (1)
Robert Rokose	2,056		* %
Gregory King	2,936,434	(2)	35%
Executive officers of the Sponsor as a group	2,938,490		35%

(1) The Trust does not have any directors, officers or employees. Under the Trust Agreement, all management functions of the Trust have been delegated to and are conducted by the Sponsor, its agents and its affiliates.

(2) 2,932,321 Units in this column are held by an affiliate of the Sponsor, Anax Trading, LLC, and may be deemed to be beneficially owned by Mr. King.

*	Represents beneficial ownership of less than 1%.

10. Certain U.S. Federal Income Tax Consequences. The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase of Units by the Trust pursuant to the Offer. This summary does not address all the tax consequences that are specific to investors in light of such investor’s particular circumstances, including tax consequences to investors that are not U.S. persons for U.S. federal income tax purposes (including non-U.S. persons who are partnerships or hold Units in a partnership), which consequences may be significant (including additional tax, or withholding or reporting obligations), or tax consequences to investors subject to special rules, such as entities or arrangements classified as partnerships for U.S. federal income tax purposes. Each investor should consult its own tax advisors about the tax consequences to it of a purchase of its Units by the Trust pursuant to the Offer given such investor’s individual circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. This discussion applies only to Units that are held as capital assets and does not address alternative minimum tax consequences or consequences of the tax on net investment income. This discussion assumes the Trust only holds Bitcoin.

Subject to certain exceptions, some of which are described below, an investor who tenders all of its Units (and whose Units are entirely repurchased) to the Trust for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such investor and such investor’s adjusted tax basis in its Units. Gain, if any, will be recognized by a tendering investor only if the total proceeds received by such investor exceed the investor’s adjusted tax basis in its Units. This capital gain or loss will be short-term, long-term, or some combination of both, depending on the investor’s holding period for its Units at the time the gain or loss is realized. An investor may have a fragmented holding period for its Units if the investor has made contributions to the Trust at different times. This capital gain or loss will be short-term, long-term, or some combination of both, depending upon the investor’s holding period for its Units.

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Certain investors that are individuals, estates or trusts, and whose income exceeds certain thresholds, will be required to pay a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any capital gains recognized in connection with a sale of Units pursuant to the Offer.

The Trust may be required to withhold, for U.S. federal income taxes, a portion of the tender proceeds payable to investors that fail to provide the Trust with their correct taxpayer identification numbers or who otherwise fail to make required certifications, or if the Trust or the investor has been notified by the Internal Revenue Service (“IRS”) that such investor is subject to backup withholding. Certain investors are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the investor’s federal income tax liability if the appropriate information is timely provided to the IRS.

11. Disclosure Provisions. Provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations require taxpayers that participate in “reportable transactions” to disclose such participation to the IRS (by attaching IRS Form 8886 to their tax returns and filing a copy of that Form with the IRS Office of Tax Shelter Analysis) and to comply with certain document retention requirements. In addition, certain “material advisors” with respect to such a transaction are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in or by the Trust or the tender of Units, including, among others, the recognition of a loss in excess of a prescribed threshold upon the tender of Units. These disclosure provisions are directed towards “tax shelters,” however, they are quite broad and may encompass transactions that typically would not be considered “tax shelters.” Significant penalties may apply upon a failure to comply with the disclosure provisions, and with respect to any understatements of tax resulting from participation in certain reportable transactions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the Trust and any tender of Units and should be aware that the Trust (and perhaps other participants in the transaction) intends to comply with the disclosure and investor list maintenance requirements to the extent the Trust determines them to apply with respect to this transaction and/or its investments.

12. Fees and Expenses. We have retained Morrow Sodali LLC to act as Information Agent and CSTT to act as Depositary in connection with the Offer. The Information Agent may contact holders of Units by mail or telephone and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified by us against certain liabilities in connection with the Offer, including certain liabilities and expenses under federal securities laws.

We do not currently expect to pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Units, except as otherwise provided herein or in Instruction 6 to the Letter of Transmittal.

13. Miscellaneous. The Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal and is being made to all holders of the Units. The Trust is not soliciting any Units in the Offer in any jurisdiction where it would be illegal to do so, provided that the Trust will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. Validly tendered Units will be accepted from all holders wherever located. The Trust may, at its discretion, take any action necessary for it to make the Offer to holders of Units in any such jurisdiction in compliance with applicable laws.

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The Trust has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Trust by contacting the Trust at the phone number set forth on page 2 or from the SECs website, http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, CSTT, or the Information Agent.

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to CSTT as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier: (for eligible institutions only): Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	By Facsimile Transmission: 212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to CSTT.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: OBTC.info@investor.morrowsodali.com

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